Exhibit 99.1

WRITTEN CONSENT OF SHAREHOLDERS OF

SOLAR POWER, INC.

Please return this consent no later than ● on ●, 2015. Your shares will be tabulated and voted “FOR”, “AGAINST” or “ABSTAIN” the proposals as you indicate below. Any Written Consent returned without indicating a decision on a proposal will be voted “FOR” the proposal.

The undersigned, being a holder of record of common stock, par value $0.0001, of Solar Power, Inc., a California corporation (the “Company”), on ●, 2015, hereby consents, by written consent without a meeting, to the action as set forth below with respect to all of the aforementioned shares of SPI common stock that the undersigned holds of record.

The undersigned shareholder of the Company hereby acknowledges receipt of the Notice of Written Consent Solicitation and accompanying consent solicitation statement/prospectus dated October [●], 2015 of SPI Energy Co., Ltd., and which more fully describes the proposals below.

The Board of Directors of the Company unanimously recommends that you vote to “FOR” the following proposals. Proposals 1 and 2 are contingent upon each other.

1.	To approve and adopt an Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of September 29, 2015 (the “Merger Agreement”), which provides for a redomicile of the Company to the Cayman Islands through a merger (“Redomicile Merger”) that would result in each ten shares of the Company’s common stock being converted into the right to receive one American depositary share representing ten ordinary shares in the capital of SPI Energy Co., Ltd. , a company incorporated under the Cayman Islands (“SPI Energy”), which ordinary shares will be issued by SPI Energy in connection with the Redomicile Merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To approve and adopt SPI Energy’s Amended and Restated Memorandum and Articles of Association.

☐ FOR	☐ AGAINST	☐ ABSTAIN

This Written Consent may be executed in counterparts. Failure of any particular shareholder(s) to execute and deliver counterparts is immaterial so long as the holders of a majority of the voting power of the outstanding shares of the Company do execute and deliver counterparts.

This Written Consent is solicited by the Board.

(Continued, and to be dated and signed, on the other side)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent on                     , 2015.

Print name(s) exactly as shown on any Share certificate(s)

Signature (and Title, if any)	Signature (if held jointly)

Sign exactly as name(s) appear(s) on any Share certificate(s). If stock is held jointly, each holder must sign. If signing is by attorney, executor, administrator, trustee or guardian, give full title as such. A corporation or partnership must sign by an authorized officer or general partner, respectively.

Please sign, date and return this Written Consent in the attached envelope to the following address:

Computershare Investor Services

P. O. Box #43102

Providence, RI 02940-5068

CONSENT BY INTERNET

Consent by Internet

• Go to www.investorvote.com/SOPW

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Shares Held Through Broker, Bank or Nominee:

Internet: www.proxyvote.com

24 hours a day/7 days a week

Through 1:00 am Central Time, October     , 2015

VOTE BY TELEPHONE

Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Shares Held of Record:

1-800-652-VOTE (8683)

Shares Held Through Broker, Bank or Nominee:

1-800-579-1639

Toll-free 24 hours a day/7 days a week

Through 1:00 am Central Time, October     , 2015